Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

Vancouver, British Columbia – June 9, 2015 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter ended May 3, 2015.
For the first quarter ended May 3, 2015:

•	Net revenue for the quarter increased 10% to $423.5 million from $384.6 million in the first quarter of fiscal 2014.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 6% for the first quarter on a constant dollar basis.

•	Comparable store sales for the first quarter decreased by 1% on a constant dollar basis and direct to consumer revenue increased 31% on a constant dollar basis.

•
Direct to consumer net revenue increased 27% to $83.6 million, or 19.7% of total Company revenue, in the first quarter of fiscal 2015, an increase from 17.2% of total Company revenues in the first quarter of fiscal 2014.

•	Gross profit for the quarter increased by 5% to $205.9 million, and as a percentage of net revenue gross profit was 48.6% for the quarter compared to 50.9% in the first quarter of fiscal 2014.

•	Income from operations for the quarter decreased by 3% to $68.0 million, and as a percentage of net revenue was 16.1% compared to 18.2% of net revenue in the first quarter of fiscal 2014.

•
The effective tax rate for the quarter was 30.3% compared to 73.4% in the first quarter of fiscal 2014. The first quarter of fiscal 2014 included a tax expense of $30.9 million related to the repatriation of foreign earnings to fund the share buyback program. The tax rate for the first quarter of fiscal 2014 excluding the $30.9 million tax expense on the repatriation of foreign earnings would have been 30.1%.

•
Diluted earnings per share for the quarter were $0.34 on net income of $47.8 million, compared to diluted earnings per share of $0.13 on net income of $19.0 million in the first quarter of fiscal 2014, which included a $0.21 per share impact from the tax expense on the repatriation of foreign earnings. Excluding the tax expense on the repatriation of foreign earnings, diluted earnings per share were $0.34 in the first quarter of fiscal 2014.

•	During the first quarter of fiscal 2015, the Company repurchased 0.3 million shares of the Company's common stock at an average cost of $66.51 per share.
The Company ended the first quarter of fiscal 2015 with $655.9 million in cash and cash equivalents compared to $752.0 million at the end of the first quarter of fiscal 2014. Inventory at the end of the first quarter of fiscal 2015 totaled $236.5 million compared to $180.4 million at the end of the first quarter of fiscal 2014. The Company ended the quarter with 316 stores.
Laurent Potdevin, lululemon's CEO, stated: "Our team’s solid performance resulted in another improving quarter – coming in ahead of our revenue expectations. We drove positive trends in traffic, conversion, and brand engagement, along with a continued acceleration of our e-commerce business." Mr. Potdevin continued: "To support our long term goals, we are intentionally striking a strategic balance between strong growth and investments within innovation and infrastructure."
Updated Outlook
For the second quarter of fiscal 2015, we expect net revenue to be in the range of $440 million to $445 million based on total comparable sales in the high single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.31 to $0.33 for the quarter. This guidance assumes 142.3 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2015, we now expect net revenue to be in the range of $2.000 billion to $2.050 billion based on total comparable sales in the mid single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.86 to $1.91 for the full year. This guidance assumes 142.4 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.

Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 9, 2015, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Total comparable sales in constant dollars, comparable store sales in constant dollars, changes in direct to consumer net revenue in constant dollars, the tax rate excluding the tax expense on the repatriation of foreign earnings, and diluted earnings per share excluding the tax expense on the repatriation of foreign earnings are not United States generally accepted accounting principle ("GAAP") performance measures.
We provide constant dollar total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management's control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the tax rate and diluted earnings per share excluding the tax expense on repatriated foreign earnings because of their comparability to our historical information as well as our diluted earnings per share guidance, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our highly competitive market and increasing competition; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Net revenue	$423,544	$384,618
Costs of goods sold	217,667	188,874
Gross profit	205,877	195,744
As a percent of net revenue	48.6%	50.9%
Selling, general and administrative expenses	137,841	125,943
As a percent of net revenue	32.5%	32.7%
Income from operations	68,036	69,801
As a percent of net revenue	16.1%	18.2%
Other income, net	529	1,643
Income before provision for income taxes	68,565	71,444
Provision for income taxes	20,755	52,463
Net income	$47,810	$18,981

Basic earnings per share	$0.34	$0.13
Diluted earnings per share	$0.34	$0.13
Basic weighted-average shares outstanding	141,967	145,383
Diluted weighted-average shares outstanding	142,337	145,861

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 3, 2015	February 1, 2015
ASSETS
Current assets
Cash and cash equivalents	$655,881	$664,479
Inventories	236,499	208,116
Other current assets	80,412	78,417
Total current assets	972,792	951,012
Property and equipment, net	314,336	296,008
Goodwill and intangible assets, net	26,276	26,163
Deferred income tax assets and other non-current assets	24,312	23,030
Total assets	$1,337,716	$1,296,213
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,318	$9,339
Accrued inventory liabilities	39,008	22,296
Accrued compensation and related expenses	27,550	29,932
Income taxes payable	1,277	20,073
Unredeemed gift card liability	39,226	46,252
Other accrued liabilities	31,103	31,989
Total current liabilities	143,482	159,881
Deferred income tax liabilities	3,800	3,633
Other non-current liabilities	45,423	43,131
Stockholders' equity	1,145,011	1,089,568
Total liabilities and stockholders' equity	$1,337,716	$1,296,213

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Cash flows from operating activities
Net income	$47,810	$18,981
Items not affecting cash	17,955	45,383
Other, including net changes in other non-cash balances	(44,825)	6,611
Net cash provided by operating activities	20,940	70,975
Net cash used in investing activities	(27,936)	(25,447)
Net cash used in financing activities	(17,041)	(1,649)
Effect of exchange rate changes on cash	15,439	9,437
(Decrease) increase in cash and cash equivalents	(8,598)	53,316
Cash and cash equivalents, beginning of period	$664,479	$698,649
Cash and cash equivalents, end of period	$655,881	$751,965

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures

Constant dollar total comparable sales (unaudited)

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Total comparable sales[1]	2%	(2)%
Adjustments due to foreign exchange rate changes	4	3
Total comparable sales in constant dollars[1]	6%	1%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar comparable store sales (unaudited)

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Comparable store sales[1]	(5)%	(7)%
Adjustments due to foreign exchange rate changes	4	3
Comparable store sales in constant dollars[1]	(1)%	(4)%
__________
1Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer revenue (unaudited)

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Change in direct to consumer revenue	27%	22%
Adjustments due to foreign exchange rate changes	4	3
Change in direct to consumer revenue in constant dollars	31%	25%

Tax rate, excluding the tax expense on repatriated foreign earnings (unaudited)

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Tax rate	30.3%	73.4%
Tax expense on repatriated foreign earnings	—	(43.3)
Tax rate, excluding the tax expense on repatriated foreign earnings	30.3%	30.1%

Diluted earnings per share, excluding the tax expense on repatriated foreign earnings (unaudited)

	Thirteen Weeks Ended May 3, 2015	Thirteen Weeks Ended May 4, 2014
Diluted earnings per share	$0.34	$0.13
Tax expense on repatriated foreign earnings	—	0.21
Diluted earnings per share, excluding the tax expense on repatriated foreign earnings	$0.34	$0.34

lululemon athletica inc.
Store Count and Square Footage1
Thirteen Weeks Ended May 3, 2015
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter[2]	Number of Stores Open at the End of the Quarter
1st Quarter	302	14	—	316

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	894	37	—	931
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon athletica or ivivva athletica.
2Number of stores opened/closed during the quarter that are branded lululemon athletica or ivivva athletica.
3Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.